Exhibit 10.67

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is entered into as of November 16, 2022, (the “Effective Date”), by and between Athenex, Inc., a Delaware corporation with an address at 1001 Main Street, Suite 600, Buffalo, New York 14203 (“Athenex”), and Chongqing Taihao Pharmaceutical Co., Ltd. (重庆泰濠制药有限公司) with an address at No. 105 Erlang Chuangye Road, Jiulongpo District, Chongqing, China (“Chongqing Taihao”) and Chongqing Sintaho Pharmaceutical Co., Ltd. (重庆兴泰濠制药有限公司) with an address at 600 Liuqing Road, Maliuzui Town, Banan District, Chongqing 401319, China (“Chongqing Sintaho”) (Chongqing Taihao and Chongqing Sintaho together the “Supplier”) and ATNX SPV, LLC, a Delaware limited liability company (“SPV”). Supplier and Athenex together shall be referred to in this Agreement as the “Parties” and individually as a “Party”. The SPV is solely a party to this Agreement to give effect as set forth herein.

RECITALS

A.
Athenex is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapies for the treatment of cancer including, without limitation, its Klisyri/ONAKTA (active ingredient: Tirbanibulin API), Oral Paclitaxel (active ingredients: Paclitaxel (Semi-Synthetic) API, Oral Docetaxel (active ingredients: Docetaxel Trihydrate API or Docetaxel Anhydrous API), and Encequidar Methanesulfonate Monohydrate API) (the “Athenex Product”).

B.
Supplier develops, manufactures and sells biochemicals, organic chemicals and other compounds and ingredients for use, as active pharmaceutical ingredients and excipients, in pharmaceutical development. Supplier, through one or more of its Affiliates, currently operates two manufacturing sites located at (1) No. 105, Chuangye Road, Erlang, Jiulongpo District, Chongqing, P. R. China 400039 (“Taihao API Plant”) and (2) 600 Liuqing Road, Maliuzui Town, Banan District, Chongqing 401319, China (“Sintaho API Plant”) (each a “Manufacturing Site”).

C.
The SPV is an Affiliate of Athenex which owns certain rights, but not obligations, pertaining to Klisyri/ONAKTA (active ingredient: Tirbanibulin API).

D.
Athenex and its Affiliates wish to purchase Products (as defined below) from Supplier, and Supplier wishes to sell Products to Athenex, on the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITION

1.1
Definition. As used in this Agreement (including any Exhibits and Schedules hereto), the following terms have the meanings as set forth below:

(a)
"Affiliate" means with respect to a Party (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

(b)
“Agreement” has the meaning set forth in the Preamble of this

Agreement.

(c)
“Applicable Law” means all federal, foreign, state, and local statutes, laws, rules, regulations and directives applicable to a particular activity hereunder including, without limitation, the Manufacture or sale of the Products, that may be in effect from time to time, including those promulgated by the FDA or any other Regulatory Agency, and including without limitation cGMP.

(d)
“Athenex” has the meaning as set forth in the Preamble of this

Agreement.

(e)
“Athenex Indemnified Parties” has the meaning as set forth in Section

9.1.

(f)
“Athenex Product” has the meaning set forth in the Recitals.

(g)
“Batch” means a specific quantity of Products that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch Records.

(h)
“Batch Records” means, with respect to a Batch, the documents, prepared in accordance with cGMP, recording the relevant Manufacturing or packaging of the Products, including the controls, quality specifications, regulatory and other requirements, under which such Batch of Products was Manufactured or packaged.

(i)
“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are closed for business.

(j)
“Certificate of Analysis” shall mean a document, dated and signed by a duly authorized representative of the quality control or quality assurance department of Supplier, certifying that a Batch of Products meets all Specifications.

(k)
“Confidential Information” means any information, Know-How or other proprietary information or materials furnished to one Party by the other Party pursuant to this Agreement, except to the extent that such information or materials: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) was disclosed to the receiving Party by a third party who had no obligation to the disclosing Party not to disclose such information to others; or (e) was subsequently developed by the receiving Party without use of the

Confidential Information, as demonstrated by competent evidence.

(l)
“Contract Price” has the meaning set forth in Section 4.1.

(m)
"Cost of Goods" or “COGS” means the auditable, fully burdened cost of Manufacturing and/or supplying Products and related inputs and services, such costs to include the cost of direct materials and labor, conversion, packaging and labeling, quality assurance/control and other services such as release testing, stability testing, associated freight expenses, and attributable portion of all indirect and overhead amounts (including depreciation and amortization expenses) attributable to such Manufacturing, delivery, and related inputs and services). Costs shall be calculated in accordance with generally accepted accounting principles and allocations shall be commercially justifiable consistent with fair industry practices.

(n)
“cGMP” means the current Good Manufacturing Practices officially published and interpreted by FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Products.

(o)
“Delivery” means, in each case, delivery of Products in accordance with

Section 5.2.

(p)
“Delivery Date Change Request” has the meaning as set forth in Section

5.3.

(q)
“Delivery Location” has the meaning set forth in Section 4.1.

(r)
“Dollar”, “Dollars” or numbers proceeded by the symbol “$” means amounts in United States Dollars.

(s)
“Effective Date” has the meaning as set forth in the Preamble of this

Agreement.

(t)
“FDA” means the United States Food and Drug Administration, and any successor thereto.

(u)
“Good Condition” means that Products supplied are the right product, made in accordance with the registered process, have in no way deteriorated or broken down, have at least 85% of their “shelf life” remaining at the time of Delivery, are not damaged or contaminated upon Delivery, are in the right container, are correctly labelled and properly sealed in their container, are in accordance with the relevant Specifications and are capable of any agreed standard of performance.

(v)
“Governmental Authority” means any federal, state, local or foreign government or subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any federal, state, local or foreign government.

(w)
“Indemnifying Party” has the meaning as set forth in Section 9.4.

(x)
“Indemnified Party” has the meaning as set forth in Section 9.4.

(y)
“Invoice” has the meaning as set forth in Section 4.2.

(z)
“Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know- how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.

(aa) “Losses” has the meaning as set forth in Section 9.1.

(bb) “Manufacture,” “Manufactured,” or “Manufacturing” means all stages of the manufacture of a Product, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, testing, quality assurance, sample retention, stability testing, release, dispatch, shipping, and supply, as applicable.

(cc) “Market Supply Price” means the lowest and most favorable price for the supply of comparable Products offered by other third-party suppliers at similar terms and conditions.

(dd) “Party” or “Parties” has the meaning as set forth in the Preamble of this

Agreement.

(ee) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Authority.

(ff) “Products” means the products identified on Exhibit A attached hereto, as may be amended by mutual agreement between the Parties in writing from time to time.

(gg) “Purchase Order” has the meaning as set forth in Section 3.2.

(hh) “Purchase Order Acknowledgement” has the meaning as set forth in

Section 3.3.

(ii) “Quality Agreement” means an agreement between the Parties that describes the Parties’ quality control, technical, quality assurance and regulatory responsibilities relating to the Manufacture and sale of Products supplied under this Agreement.

(jj) “Regulatory Agency” means any applicable Governmental Authority which regulates any aspect of the Manufacture of Products or the Athenex Product or any active pharmaceutical ingredient in general, or the sale or marketing of any Product or the Athenex Product, including the FDA.

(kk) “Specifications” means, with respect to a given Product, the set of requirements for such Product as set forth in the Quality Agreement or otherwise agreed upon in writing from time to time by the Parties.

(ll) “Supplier” has the meaning as set forth in the Preamble of this

Agreement.

(mm) “Supplier Indemnified Parties” has the meaning as set forth in Section

9.2.

(nn) “Term” has the meaning as set forth in Section 8.1.

ARTICLE II

SUPPLY OF PRODUCTS

2.1
Sale of the Products. Subject to the terms and conditions set forth herein, Supplier agrees to Manufacture and sell to Athenex, and Athenex agrees to purchase from Supplier, the Products that Athenex orders from time to time pursuant to Purchase Orders delivered pursuant to Section 3.2.

2.2
No Exclusivity; Priority. This Agreement shall not preclude or limit (a) Supplier’s sale of the Products or other products of Supplier to any other Person or (b) Athenex’s right to purchase any of the Products from other sources. If at any time Supplier is unable to fulfill orders or Products or other products, Supplier shall first fulfill Athenex’s Purchase Orders before orders from any other Person. If at any time Athenex places orders for the Products set forth in List 2 of Exhibit A attached hereto, Athenex shall first place orders with Supplier before placing orders with any other Person, provided that if for any reason Supplier cannot fulfill any order or provide the Purchase Order Acknowledgement pursuant to section 3.3, Athenex may place such order with any other Person. Notwithstanding any of the foregoing, Supplier is deemed a major supplier of Athenex for the Products.

2.3
No Manufacturing or Product Changes. In consideration of Applicable Law and Regulatory Agency requirements on the Products and manufacturing facilities, without the written approval of Athenex (such approval not to be unreasonably withheld), Supplier agrees that it will not, at any time, make any changes to the manufacturing facility(ies) or Products including, without limitation, any material change in the Specifications, configuration or production of the Products. If at any time a Regulatory Agency or a change to Applicable Law requires Supplier to change the Specifications, configuration, packaging or Manufacturing process for Products, (i) Supplier will provide Athenex with as much notice as possible of such change, and (ii) Supplier shall bear all costs and expenses associated with such change; provided however, that each Party will be responsible for, and will bear the costs of, any filings or other actions it must take with the FDA as a result of such change.

2.4
Facility Change. Supplier shall use commercially reasonable efforts to provide Athenex a written notice as soon as Supplier being aware of a manufacturing facility change.

2.5
Product Requirements; Quality Agreement.

(a)
All Products that Supplier supplies to Athenex shall conform to the warranties set forth in ARTICLE VII.
(b)
Representatives of the Parties’ quality assurance departments shall meet to develop and approve a Quality Agreement. In the event of conflict between terms of the Quality Agreement and this Agreement, the terms of this Agreement will govern. Once executed by both Parties, the Quality Agreement shall be incorporated into and made part of this Agreement by this reference.

2.6
Compliance with Laws. Supplier shall at all times comply with all Applicable Laws. Without limitation of the foregoing, Supplier shall ensure the Products and any related packaging conform fully to all Applicable Law. Upon Athenex’s reasonable request, Supplier shall provide Athenex with: (a) written certification of Supplier’s compliance with Applicable Laws; (b) written certification of the origin of any ingredients or materials in the Products; and (c) any additional information regarding the Products requested by Athenex such that Athenex may comply in a timely manner with its obligations under Applicable Law.

2.7
Permits, Licenses and Authorizations. Supplier shall obtain and maintain all licenses, permits and authorizations necessary for the performance of Supplier’s obligations under this Agreement, including any license, permits and authorizations necessary for the Manufacture or sale of the Products.

2.8
Contract Manufacturer(s). Athenex acknowledges and agrees that Supplier may contract with other Persons for the Manufacture or supply of Products to enable it to satisfy its obligations hereunder. Any appointment or change of a contract manufacturer must be approved in advance by Athenex. Supplier shall be the primary obligor to Athenex for any activity conducted by any such contract manufacturer(s). Supplier shall ensure that any such contract manufacturer(s) maintain all records as necessary to comply with all Applicable Laws.

2.9
Alternative Manufacturer and Product Approval Assistance. Athenex has the right to Manufacture Product to satisfy all its needs of Product at its own cost. Athenex may exercise this right to manufacture at any moment. Supplier will provide all necessary documentation and required Know-How and assistance during the technology transfer process to enable Athenex to manufacture and package Product at alternate manufacturing sites identified in Exhibit C, as may be amended by mutual agreement between the Parties in writing from time to time. Athenex shall bear any direct costs of the technology transfer process upon written consent by both Parties.

ARTICLE III

DELIVERY FORECASTS AND PURCHASE ORDERS

3.1
Delivery Forecasts. For planning purposes only, no later than the 15th Business Day of each calendar quarter, Athenex shall deliver to Supplier a forecast of the quantities of Products that Athenex anticipates that it will order from Supplier over the subsequent rolling 12 months. Such rolling forecasts are for capacity planning purposes only, and such estimated amounts in the rolling forecasts shall have no effect on Athenex’s obligation to purchase, or Supplier’s obligation to deliver, the indicated quantities, unless such quantity is confirmed pursuant to a Purchase Order delivered pursuant to Section 3.2.

3.2
Purchase Orders. Athenex may place purchase orders (each, a “Purchase Order”) to Supplier pursuant to the procedures in Section 11.2. Each Purchase Order shall specify the type and quantity of Products and the requested Delivery dates, provided that Purchase Orders must be placed at least 30 days in advance of the requested Delivery date, unless otherwise agreed to by Supplier. Each Purchase Order issued by Athenex and received by Supplier constitutes the binding obligation of Supplier to Manufacture, sell, and deliver to Athenex whole Batch quantities by the Delivery date specified in such Purchase Order, and the binding obligation of Athenex to purchase the quantity of Products specified therein. All Purchase Orders shall be subject to the terms and conditions set forth in this Agreement and to the extent that the terms of any Purchase Order vary from, conflict with, or supplement the terms and conditions of this Agreement, the terms of the Purchase Order shall be void and of no force and effect.

3.3
Purchase Order Acknowledgement. Within 10 Business Days after it receives any Purchase Order, Supplier shall respond to Athenex and confirm such Purchase Order with an acknowledgement (each, a “Purchase Order Acknowledgement”) pursuant to the procedures in Section 11.2. If the requested Delivery date for the Products in a Purchase Order is within 30 days of the date of such Purchase Order, Supplier may extend such Delivery for such Purchase Order (but not past 5 days from the date of the Purchase Order) by notifying Athenex of same in the Purchase Order Acknowledgement. Otherwise, Supplier must comply with the Purchase Order in all respects. Rolling forecasts that require delivery 30 days from Purchase Order receipt date will be provided to Supplier by Athenex. If a rolling forecast is not available, the delivery date must be at least three months from the Purchase Order receipt date.

3.4
Capacity. Supplier shall use commercially reasonable efforts to ensure that it has sufficient manufacturing capacity to meet Athenex’s requirements for Products as shown in Supplier’s forecasts provided pursuant to Section 3.1. In the event of a breakdown or fault in production which impacts the manufacturing capacity required hereunder or otherwise impacts the supply of Products to Athenex, Supplier shall notify Athenex as soon as reasonably practicable and shall use commercially reasonable efforts to ensure a return to production as soon as possible.

ARTICLE IV

PRICING AND PAYMENTS

4.1
Pricing. Supplier shall sell to Athenex, and Athenex shall purchase from Supplier, the Products at the applicable prices for the Products set forth on Exhibit B attached hereto (as applicable, the “Contract Price”) during the five (5) year period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date, except that in the case of Tirbanibulin API manufactured at the Sintaho API Plant, the five (5) year period shall commence on the date on which Athenex makes its first Purchase Order of Tirbanibulin API manufactured at the Sintaho API Plant (“Contract Price Period”). Except as otherwise provided in this Agreement, the Contract Price includes the cost of the material and all costs and expenses relating to testing, packing, crating, boxing, loading, and unloading of the material for transportation. Customs, taxes, tariffs and duties, insurance and any other similar financial contributions or obligations relating to the transportation and delivery of the Products are the responsibility of Athenex. Except as specifically provided herein, the Contract Price is firm and is not subject to increase for any reason, including changes in market conditions, increases in raw material, component, labor or overhead costs or because of labor disruptions. All prices are based on FCA Supplier Facility in China or such other location as Athenex may designate in the Purchase Order (as applicable, the “Delivery Location”). After the Contract Price Period, the Contract Price may be adjusted on each subsequent anniversary by an amount that is mutually agreed upon by Supplier and Athenex and that is reflective of then current market conditions.

4.2
Invoice. Supplier shall invoice the Products (each, an “Invoice”) on the date such Products are shipped to Athenex. Each Invoice must set forth in reasonable detail the amounts payable by Athenex under this Agreement and contain the following information, as applicable: a reference to this Agreement; number of the applicable Athenex Purchase Order, carrier name; ship-to address; quantity of Products shipped; number of cartons or containers in shipment; bill of lading number; country of origin; and any other information necessary for identification and control of the Products. Athenex reserves the right to return and withhold payment due to any Invoices or related documents that are inaccurate or incorrectly submitted to Athenex. To the extent there is any variance from, conflict with or supplement to the terms and conditions of this Agreement by any such Invoices, the terms and conditions of this Agreement shall prevail, and such terms of such Invoices shall be void and of no force and effect.

4.3
Payment. Except for amounts disputed by Athenex in good faith, each of Supplier’s accurate and correctly submitted Invoices will be payable within 45 days following the later of (a) Athenex’s receipt of Supplier’s invoice or (b) Athenex’s receipt of the applicable Products. Athenex shall make all payments in Dollars by wire transfer of immediately available funds to an account designated in writing by Supplier. Any payment by Athenex for Products will not be deemed acceptance of the Products or waive Athenex’s right to inspect.

4.4
Taxes. Athenex shall pay any and all sales, use, and transfer taxes (but not including any income taxes of Supplier) levied, assessed or arising by virtue of any its purchase of Products hereunder. To the extent any such taxes are imposed on Supplier, the amount of such taxes shall be set forth in the Invoice relating to the relevant Products, and Athenex shall pay such amounts. If any charges are exempt from sales, use or transfer tax liability, Athenex must provide Supplier with evidence of tax exemption acceptable to the relevant taxing authority.

4.5
Setoff; Contingent or Disputed Claims. All amounts due from Athenex to Supplier are net of any indebtedness of Supplier to Athenex. In addition to any right of set-off, deduction or recoupment provided or allowed by law, Athenex may, with written notice to Supplier, set off against, and deduct and recoup from, any amounts due or to become due from Athenex to Supplier, any amounts due or to become due from Supplier to Athenex, including for damages resulting from breaches by Supplier of its obligations under this Agreement or any other agreement between the Parties.

4.6
Reports and Communications. During the Term and thereafter, Supplier shall maintain records of all transactions hereunder in accordance with industry wide practices, including, but not limited to, records pertaining to the Manufacture and supply of all Products hereunder, Batch Records, import/export documentation, shipping records, legal documents and notices, contracts for the supply of all materials, purchase orders, sales orders, manufacturing process changes, books and records and other materials with respect to Supplier’s COGS calculation, and all other documents and materials created or used by Supplier in the performance of their obligations under this Agreement. All such records required shall be retained for the longer of: (i) a period of at least five years from the completion of the transaction to which those records pertain, (ii) any time period required by Applicable Law, (iii) until two (2) years after the expiry date of the Product (including any finished product made using any Product) to which such records relate or (iv) such other period agreed between Athenex and Supplier. Athenex shall, during normal business hours and upon reasonable prior written notice to Supplier, be permitted reasonable access to such records. With respect to Supplier’s COGS, if any record is found to be inaccurate, a corrected record shall be issued and any amount due thereunder will be paid, together with interest at the U.S. prime rate on the amount of such overpayment or underpayment, within thirty (30) days of the issuance of the corrected record.

4.7
Technical Audit. In order for Athenex to determine whether the Supplier is operating in accordance with the provisions of this Agreement and to ensure the adequacy of its supply of Products, the Supplier agrees to allow Athenex or an agent or nominee of Athenex (which may include any Athenex sublicensee), upon no less than ten (10) calendar days’ prior notice and at Athenex’s expense, to periodically inspect any and all facilities, technical quality assurance and quality control records, inventory of Products (including API compounds) and any other manufacture related materials and associated business functions relating to the manufacture, testing and supply of Products to be provided pursuant to this Agreement and/or performance of the Supplier’s obligations under this Agreement.

4.8
Inspections. In consideration of Applicable Law and Regulatory Agency requirements on the Products and manufacturing facilities, the Supplier shall promptly, but in any event not later than three (3) Business Days after receipt, provide Athenex with copies of all communications and correspondence received from, or sent to, any Regulatory Agency or other governmental agency regarding any Product or the activities performed, or to be performed, under this Agreement. Such notification shall be within 48 hours if a Regulatory Agency or governmental agency is commencing, or threatening to commence, any activities related to the seizure of Product, or closure of or suspension of operations at any Supplier facility. The Supplier shall be responsible for handling and responding to any inspection by a Regulatory Agency, however the Supplier shall notify Athenex within one (1) Business Day of receipt of any notification by any Regulatory Agency that such agency intends to inspect, audit or take any legal action with respect to any Supplier facility. Athenex or an agent or nominee of Athenex (which may include any Athenex sublicensee), shall have the right to participate in any inspection by any Regulatory Agency which involves or relates to any Product. The Supplier shall promptly provide Athenex with a copy of all inspection reports, including any such reports prepared by or on behalf of the Supplier or any Regulatory Agency, relating to any Supplier’s facility. The Supplier shall keep Athenex fully and regularly informed of any deficiencies identified by any Regulatory Agency in any Supplier facility or the Supplier’s processes, the Supplier’s proposed responses regarding any corrective or remedial actions to be taken, and the time it will take to correct such deficiencies. In the event that the Supplier subcontracts any of its obligations under this Agreement to a third party, the Supplier shall ensure that such third party is subject to provisions equivalent to those set out in Sections 4.8 and 4.9 of this Agreement, such that Athenex will have the same rights to audit, attend inspections and receive information as it would had such obligations not been subcontracted.

ARTICLE V

DELIVERY; ACCEPTANCE AND REJECTION

5.1
Delivery Date. The scheduled Delivery date for the Products will be specified in the Purchase Order or, if applicable, the Delivery Date Change Request. Supplier agrees that the Delivery date from the date of the Purchase Order shall be of a duration consistent with similar Purchase Orders made by Athenex prior to and as of the date of this Agreement, subject to a maximum extension of up to 30 days, which will be mutually agreed upon between Supplier and Athenex.

5.2
Delivery. All sales of Products hereunder shall be made FCA Delivery Location, and risk of loss of the Products shall pass to Athenex at the time the Products are delivered to Athenex or Athenex’s agent at the Delivery Location.

5.3
Delivery Date Change Requests. Athenex may request to delay or accelerate Delivery of an individual order or any part thereof upon written notice to Supplier (each, a “Delivery Date Change Request”), subject to the following conditions:

(a)
unless agreed to by Supplier, the Delivery Date Change Request must be received by Supplier at least 10 days prior to the originally scheduled shipment date or changed shipment date, whichever is earlier;

(b)
if the Delivery Date Change Request is a delay request, (i) Athenex must commit to nonetheless purchase the delayed Products within 60 days of the originally scheduled Delivery date by Supplier; and (ii) Athenex shall be liable for any costs and expenses reasonably incurred or suffered by, or imposed on Supplier resulting from such delay, such as increased shipping costs due to date changes; and

(c)
if the Delivery Date Change Request is an accelerated shipment date, such accelerated shipment date is only agreed upon Supplier’s written consent.
5.4
Inspection. Products are subject to Athenex’s inspection and approval or rejection notwithstanding Athenex’s prior receipt of or payment for the Products. Athenex shall have a period of 60 days following Delivery of the Products to the Delivery Location (“Inspection Period”), to inspect all Products received under this Agreement and to inform Supplier, in writing, of Athenex’s rejection of any defective or nonconforming Products; provided, however, that in the event of a latent defect, Athenex may reject any defective or nonconforming Product within 30 days after the discovery of such latent defect. Upon Athenex’s discovery and communication of the defect to Supplier, Supplier will perform an internal investigation based on Athenex’s nonconformity report and share the results with Athenex. Final disposition will be determined by the results of Supplier’s investigation and negotiation with Athenex. Athenex may reject and return to Supplier any or all units of Products that exceed the quantity stated in or any Purchase Order. If Athenex rejects any defective or nonconforming Products, Supplier shall (a) promptly reimburse Athenex in respect of any reasonable and documented out-of-pocket costs (including without limitation freight, clearance, duty and storage) incurred by Athenex in respect of the Delivery of defective or non-conforming Products, and (b) Supplier shall, at Supplier’s cost and expense, replace the defective or nonconforming Products at the location specified by Athenex, without limiting the exercise by Athenex of any other rights available to Athenex under this Agreement or pursuant to Applicable Law. All returns of nonconforming Products to Supplier are at Supplier’s sole risk and expense, and Supplier shall promptly collect at its own expense any rejected Products from Athenex. Products that are not rejected within the Inspection Period will be deemed to have been accepted by Athenex; provided, however, that Athenex’s acceptance of any Products will not be deemed to be a waiver or limitation of Supplier's obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Supplier’s warranties and Supplier’s duty to indemnify Athenex.

5.5
Packaging and Labeling; Certificate of Analysis. Supplier shall properly pack, mark and ship Products as instructed by Athenex and otherwise in accordance with Applicable Law and industry standards. At the time of Delivery of Products to Athenex or Athenex’s designee, Supplier shall deliver to Athenex a Certificate of Analysis relating to each Batch of Products delivered.

ARTICLE VI

CONFIDENTIALITY AND INTELLECTUAL PROPERTY

6.1
Confidentiality Obligations. During the Term and for a period of two years after expiration or termination of this Agreement, each Party and the SPV agrees to keep in confidence, with at least the same degree of care such Party would protect its own Confidential Information, and not to disclose to any Person, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other parties. The terms and existence of this Agreement shall be considered Confidential Information hereunder.

6.2
Permitted Disclosure. Notwithstanding Section 6.1:

(a)
If either party is required to disclose Confidential Information of another party by regulation, law or legal process, such party shall provide prior written notice of such intended disclosure to such other party and shall disclose only such Confidential Information of such other party as is required to be disclosed.

(b)
If either party desires to disclose Confidential Information of another party to existing or potential acquirers, investors, investment bankers, accountants, attorneys or other financial institutions for use of such information for business purposes relevant to this Agreement or for due diligence in connection with financing or acquisition of such party, (i) prior advanced written consent by the non-disclosing party is required, (ii) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations, and (iii) the party making disclosure shall be liable for such third parties’ compliance with such obligations.

6.3
Employee, Consultant and Advisor Obligations. Each party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other party and such other party’s Affiliates and representatives only to the receiving party’s employees, consultants, sublicensees and advisors and to the employees, consultants and advisors of the receiving party’s Affiliates who, in such party’s reasonable judgment have a need to know such Confidential Information to assist the receiving party with the activities contemplated by this Agreement, or who will receive any products which incorporate the Product, and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving party pursuant to Section 6.1; provided, however, that Athenex, Supplier and the SPV shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, sublicensees and advisors, to treat such Confidential Information as required under Section 6.1 (as if such Affiliates, employees, consultants, sublicensees and advisors were parties directly bound by the requirements of Section 6.1).

6.4
Return of Confidential Information. Upon expiration or termination of this Agreement (or, if earlier, upon the request of the disclosing party), each party shall promptly return or destroy all of the other party’s Confidential Information, including all reproductions and copies thereof in any medium (except that the receiving party may retain one copy for its legal files, provided that any Confidential Information so retained shall remain subject to the terms of this ARTICLE VI).

6.5
License to Manufacture. Athenex and the SPV hereby grant the Supplier a non-exclusive, fully paid-up, non-sublicensable (other than to its Affiliates), non-transferable license under the intellectual property rights owned or controlled by Athenex or the SPV, solely to the extent necessary to allow the Supplier to perform its obligations under this Agreement.

ARTICLE VII

WARRANTIES AND COVENANTS

7.1
Title Warranties of Supplier. Supplier warrants that it has the right to convey good title to the Products and that the Products shall be delivered free of any lien, claim or encumbrance of any kind (unless caused or created by Athenex).

7.2
Supplier’s Product Warranties. Supplier warrants to Athenex that the Products will: (a) conform, in all respects to the Specifications and all requirements set forth in this Agreement and the Quality Agreement; (b) be free from defects, latent or otherwise, in materials and workmanship and shall not be adulterated or misbranded within the meaning of Applicable Laws; (c) not infringe upon, violate or misappropriate the intellectual property rights of any Person; and (d) comply with all Applicable Laws. At the time of Delivery to the Delivery Location, the Products shall be in Good Condition, provided that this provision does not apply to Products that have not been approved for commercial use or sale in any territory. The Manufacture, generation, processing, distribution, transport, treatment, storage, disposal and other handling of any Products until Delivery shall be in accordance with and conform to the Specifications, cGMP, and all other Applicable Laws.

7.3
Supplier’s Manufacturing Site Covenants. Supplier covenants to Athenex that Supplier shall (a) maintain the legal name of the Taihao API Plant as Chongqing Taihao Pharmaceutical Co., Ltd.; (b) complete the Manufacture and delivery of the orders of tirbanibulin API at the Taihao API Plant as detailed in Exhibit D (which may be amended from time to time); (c) complete the build-out of the new tirbanibulin API production line at Sintaho API Plant pursuant to OEB5 classification and obtain and maintain all licenses, permits and authorizations necessary for the for the Manufacture or sale of the Products by April 2023; and (d) use best efforts to ensure the continuous supply of tirbanibulin API.

7.4
Additional Terms. The warranties set forth in this ARTICLE VII (a) survive Supplier’s Delivery of the Products, Athenex's receipt, inspection, acceptance, use of the Products and payment for the Products, and the termination or expiration of this Agreement, (b) inures to the benefit of Athenex and its successors and assigns, and (c) may not be limited or disclaimed by Supplier. Athenex’s approval of Supplier’s materials, processes, specifications, or similar requirements will not be construed to relieve Supplier of any warranties. Any applicable statute of limitations on Athenex’s claims for breach of warranty will commence no earlier than the date on which Athenex discovers the breach.

7.5
No Other Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VII, NONE OF SUPPLIER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PRODUCTS INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. NOTWITHSTANDING THE FOREGOING, NONE OF THIS SECTION 7.4, THE SCOPE OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NOR THE ABSENCE OF ANY REPRESENTATION OR WARRANTY FROM THIS AGREEMENT, SHALL (OR SHALL BE DEEMED TO) LIMIT, MODIFY OR OTHERWISE AFFECT, ANY CLAIM OR LACK OF ACTION BASED ON FRAUD, INTENTIONAL MISREPRESENTATION, OR WILLFUL BREACH OR MISCONDUCT.

ARTICLE VIII

TERM AND TERMINATION

8.1
Term. The term of this Agreement shall commence on the Effective Date and shall continue for the later of (a) ten (10) years; or (b) the expiration of the last Athenex licensing agreement for the Products.

8.2
Termination by Either Party. Either Party may terminate this Agreement, by providing written notice to the other Party (with a copy to the SPV), if:

(a)
the other Party is in breach of any representation, warranty or covenant under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured within 45 days after the breaching Party’s receipt of written notice of such breach; or

(b)
if (i) the other Party’s business is terminated or such other Party makes a general assignment for the benefit of creditors, becomes insolvent, commences a voluntary proceeding under any law relating to bankruptcy, insolvency, reorganization or winding up, or a receiver is appointed with respect to the other Party or (ii) an involuntary proceeding commences in any court of competent jurisdiction seeking such other Party’s liquidation, reorganization, dissolution or winding up or similar relief in respect of such other Party under any bankruptcy or similar laws (whether domestic or foreign), and such proceeding is not dismissed within 60 days of the commencement of such proceeding.

8.3
Mutual Termination for Convenience. This Agreement may be terminated at any time and for any reason by mutual agreement upon receipt of 180 days’ written notice delivered by either Party to the other Party (with a copy to the SPV).

8.4
Termination by Athenex Upon Force Majeure Event. In addition, Athenex may terminate this Agreement pursuant to Section 10.2 in connection with a Force Majeure Event.

8.5
Effects of Termination. Upon expiration or termination of this Agreement, the Parties will have no further obligations to each other, except as otherwise set forth in this Section

8.5 and 8.6 and except that termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration. Further, such termination or expiration shall not relieve either Party from obligations which expressly survive, or by their nature are intended to survive, the expiration or termination of this Agreement including, without limitation, ARTICLE VI, ARTICLE VII, and ARTICLE IX. Unless otherwise approved in writing by Athenex, if Supplier terminates this Agreement, this Agreement shall remain in effect until Supplier has fulfilled all outstanding Purchase Orders that it has accepted prior to such termination. Pursuant to ARTICLE IV, Athenex shall remit payment for all fulfilled outstanding Purchase Orders under this ARTICLE VIII.

8.6
SPV Rights Upon Termination. The Parties acknowledge that the SPV is a third party beneficiary of this Agreement as set forth in Section 11.12. The Parties agree that, in the event of a termination of this Agreement prior to the natural expiration of the Term set forth in Section 8.1 as a result of any default by Athenex, that prompt written notice of such termination shall be provided to the SPV by Supplier and that the SPV shall have the right, but not the obligation, to request in writing within sixty (60) days of such notice of termination that Supplier enter into a new agreement, on substantially the same terms and conditions as this Agreement except that the Products listed in Exhibit A shall be limited solely to Tirbanibulin API (KX2-391 Freebase), with the SPV, or its designee approved by Supplier (such approval not to be unreasonably withheld), being substituted for Athenex and endowed with equivalent rights and obligations to Athenex’s rights and obligations pertaining to Tirbanibulin API hereunder, beginning as of the effective date of the new agreement (the “New Agreement”). Upon receipt of such timely request, Supplier shall enter into the New Agreement with the SPV, or the SPV’s designee, provided that any such designee counterparty has been approved by Supplier.

ARTICLE IX

INDEMNIFICATION; INSURANCE

9.1
Indemnification by Supplier. Subject to the terms and conditions of this Agreement, Supplier shall indemnify, defend and hold harmless Athenex and its officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Athenex Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Supplier Indemnified Party (collectively, “Losses”), relating to, arising out of, or resulting from any third- party claim alleging (i) negligence or willful misconduct on the part of Supplier (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach by Supplier of any of its representations, warranties, covenants or obligations under this Agreement; or (iii) any violation of Applicable Law by Supplier.

9.2
Indemnification by Athenex. Subject to the terms and conditions of this Agreement, Athenex shall indemnify, defend and hold harmless Supplier and its officers, directors, employees, agents, Affiliates, successors and permitted assigns (collectively, “Supplier Indemnified Parties”) against any and all Losses relating to, arising out of, or resulting from any third-party claim alleging (i) negligence or willful misconduct on the part of Athenex (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach by Athenex of any of its representations, warranties, covenants or obligations under this Agreement; or (iii) any violation of Applicable Law by Athenex.

9.3
Comparative Negligence. It is the intent of the Parties that where negligence is determined to have been joint or contributory, principles of comparative negligence shall be followed and each Party shall bear the proportionate cost of any Liabilities attributable to that Party’s negligence.

9.4
Indemnification Procedure. When Supplier or Athenex (as applicable, an “Indemnifying Party”) is required to indemnify an Athenex Indemnified Party or Supplier Indemnified Party (as applicable, an “Indemnified Party”) in accordance with this Article IX, the Indemnifying Party shall assume on behalf of such Indemnified Party, and conduct with due diligence and in good faith, the defense of any claim against such Indemnified Party, whether or not the Indemnifying Party shall be joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party shall be in charge of the defense and settlement of such claim; provided that, without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel reasonably acceptable to the Indemnifying Party in the defense of any such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, except in the event that (a) the Indemnified Party shall have reasonably concluded that there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim (in which case the Indemnifying Party shall not have the right to control the defense or settlement of such claim, on behalf of such Indemnified Party); or (b) the Indemnifying Party did not employ counsel to assume the defense of such claim within a reasonable time after notice of the commencement of an action thereon, in which case the reasonable fees and expenses of counsel shall be paid by the Indemnifying Party. No Indemnifying Party shall settle any claims or actions without the prior written consent of the Indemnified Party.
9.5
No Consequential Damages. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, LOST GOODWILL, LOST REVENUE AND LOST OPPORTUNITY) ARISING OUT OF ANY OF THE TERMS OR CONDITIONS OF THIS AGREEMENT OR WITH RESPECT TO ITS PERFORMANCE HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS.

9.6
Insurance. Each Party shall at all times during the Term maintain in full force and effect, with financially sound and reputable carriers reasonably satisfactory to the other Party, product liability, property, and liability insurance in such amounts and with such scope of coverage as are adequate to cover such Party’s obligations under this Agreement and as are appropriate companies of like size, taking into account the nature of Products to be supplied hereunder and the nature of the Athenex Product.

ARTICLE X

FORCE MAJEURE

10.1
General. Neither Party shall be liable to the other on account of any failure to perform or on account of any delay in performance of any obligation under this Agreement (excluding payment obligations), if and to the extent that such failure or delay shall be due to a cause beyond the control of the relevant Party and which, by the exercise of its commercially reasonable efforts of diligence and care, such Party could not reasonably have been expected to avoid (a “Force Majeure Event”) including, without limitation, natural disasters, embargoes, explosions, riots, wars or acts of terrorism, epidemic, pandemic or outbreak or occurrence of any disease or contagion. Supplier’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not constitute a Force Majeure Event or excuse performance by Supplier under this Section. The Party experiencing the delay and seeking relief under this Section shall promptly notify the other Party of the delay and the probable duration of the delay, and use commercially reasonable efforts to overcome such delay.

10.2
Termination. If as a result of the conditions of a Force Majeure Event, Supplier is unable to fully perform its obligations for a period of 90 days, Athenex shall have the right to terminate this Agreement upon 30 days prior notice to Supplier.

ARTICLE XI

GENERAL PROVISIONS

11.1
Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives and counsel.

11.2
SPV’s Rights. The SPV’s rights, and the Supplier’s obligations to the SPV, under this Agreement are limited to those expressly set out herein and the SPV shall have no implied rights under this Agreement.

11.3
Notices. All notices, consents, requests, waivers, demands or other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered if delivered by hand (with written confirmation of receipt), (b) when sent if sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (return receipt requested and delivery costs prepaid), or (d) when received by the addressee, if sent by email (return receipt requested) if sent on a Business Day during normal business hours of the Party to be notified, and if not, then on the next Business Day, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties by like notice) provided that where a notice, consent, request, waiver, demand or other communication is provided by any Party by email in accordance with this Section 11.3, such Party shall also provide such notice, consent, request, waiver, demand or other communication by one of the other methods set out in this Section 11.3:

If to Athenex:	Athenex, Inc. Conventus Building 1001 Main Street, Suite 600 Buffalo, New York 14203 Attn: Legal Department Email: ###

If to Supplier:	Amy Wu Marketing Director Chongqing Sintaho Pharmaceutical Co., Ltd. Add: #600 Liuqing Road, Maliuzui Town, Banan District, Chongqing 401319, China Tel： ### E-mail：###
If to SPV:

ATNX SPV, LLC

1001 Main Street, Suite 600 Buffalo, New York 14203

Attn: Dan Lang

Email: ###

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attention: Richard G. Gervase Jr., Esq.

Email: ###

11.4
Further Assurances. The Parties agree (a) to furnish upon reasonable request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

11.5
Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of, or estoppel with respect to, such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement by the Party against whom enforcement is sought and such notice or demand expressly references the provision of this Agreement that is waived.

11.6
Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Hong Kong applicable to agreements made and to be performed wholly within that jurisdiction.

11.7
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by final and binding arbitration conducted in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. There shall be three arbitrators. Such arbitrators shall be selected, within 30 days following the request for arbitration, as follows: (i) Buyer shall select one arbitrator, (ii) Seller Parent shall select one arbitrator; and (iii) the arbitrators selected by Buyer and Seller Parent shall together select a third arbitrator. The arbitration shall be conducted in English. The award rendered by the arbitrators shall be final, non-reviewable, non-appealable and binding on the Parties and may be entered and enforced in any court having jurisdiction, and any court where a Party or its assets is located (to whose jurisdiction the Parties consent for the purposes of enforcing the award). Judgment on the award shall be final and non-appealable. If more than one arbitration is commenced under this Agreement and any Party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrators selected in the first-filed proceeding shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrators. Except as may be required by applicable Law or the rules of any securities exchange, neither a Party nor the arbitrators may disclose the existence, content or results of any arbitration without the prior written consent of all Parties, unless to protect or pursue a legal right.

11.8
Entire Agreement and Modification. This Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may be amended, modified or supplemented in whole or in part at any time only by an agreement in writing between Athenex and Supplier.

11.9
Assignments. No Party may assign any of its rights or delegate or subcontract any of its obligations under this Agreement, except to the SPV, without the prior written consent of the other Party, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

11.10
Removal of Parties. Athenex acknowledges that, after the Effective Date, Chongqing Taihao may be removed as a Party to this Agreement, provided that (a) Supplier provides written notification to Athenex 120 days prior to the proposed date of removal; (b) Athenex agrees to enter into an amendment to this Agreement pursuant to Section 11.8 to reflect such change; and (c) Supplier has provided sufficient evidence that Supplier’s obligations under this Agreement can be performed by Chongqing Sintaho.

11.11
Relationship of the Parties. The relationship between Supplier and Athenex is solely that of vendor and vendee, as independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Person.

11.12
Binding Effect; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. The Indemnified Parties shall be express third party beneficiaries to the provisions of this Agreement in ARTICLE IX. In addition, the Parties agree that SPV is an express third party beneficiary of all of Athenex’s rights (but none of its obligations), solely to the extent such rights relate to Tirbanibulin

API, as expressly set out under this Agreement. Except for the prior two sentences, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

11.13
Severability. If any provision of this Agreement (or any portion thereof) is declared by a court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement (or any portion thereof) shall remain in full force and effect. The Parties shall then use all reasonable endeavors to replace the illegal, void or unenforceable provision with a legal, valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the illegal, void or unenforceable provision.

11.14
Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.15
Equitable Remedies. In addition to legal remedies, to the extent allowed pursuant to this Agreement or by law, in recognition of the fact that remedies at law may not be sufficient, each Party (and its successors) shall be entitled to equitable remedies (including, without limitation, specific performance and injunction) in the event the other Party breaches the provisions of ARTICLE VI.

11.16
Debarment and Disqualification. Supplier represents and warrants to Athenex that neither Supplier nor any of its employees, consultants and agents who will perform any activities in supplying Products to Athenex is debarred, disqualified or involved in any regulatory or misconduct litigation or investigation by any Governmental Authority that might result in any sanction or other disciplinary measures prohibiting or restricting any of them to carry out or participate in such activities. In the event that Supplier becomes aware that any of its employees or agents has any pending proceeding, threatened debarment or disqualifications, it will promptly notify Athenex.

11.17
Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail signature page were an original thereof.

11.18
Other Definitional and Interpretive Matters.

(a)
The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(b)
Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)
Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)
Agreement. Any definition of or reference in this Agreement to any agreement, contract, document, instrument or other record shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented restated or otherwise modified (subject to any restriction on such amendments, supplements or modifications set forth herein).

(iii)
Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(iv)
Including. The word “including” or any variation thereof means (unless the context of its usage requires otherwise) “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

“SUPPLIER” CHONGQING TAIHAO PHARMACEUTICAL CO., LTD. By: /s/ Xiaodong Wang Name: Xiaodong Wang Title: CEO
CHONGQING SINTAHO PHARMACEUTICAL CO., LTD. By: /s/ Xiaodong Wang Name: Xiaodong Wang Title: CEO
“ATHENEX” ATHENEX, INC. By: /s/ Johnson Lau Name: Johnson Lau Title: Chief Executive Officer

“SPV” ATNX SPV, LLC By: /s/ Daniel Lang Name: Daniel Lang Title: Director

[Signature Page to Supply Agreement]

EXHIBIT A PRODUCTS

EXHIBIT B

CONTRACT PRICE

EXHIBIT C

PROPOSED ALTERNATE MANUFACTURING SITE(S)

EXHIBIT D

PURCHASE ORDERS OF TIRBANIBULIN API